Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Results for the First Quarter of 2023

STAMFORD, CT, May 4, 2023 -- Eagle Bulk Shipping Inc. (NYSE: EGLE) (“Eagle” or the “Company”), one of the world’s largest owner-operators within the midsize drybulk vessel segment, today reported financial results for the quarter ended March 31, 2023.

Quarter Highlights:

•Generated Revenues, net of $105.2 million
◦Achieved TCE(1) of $12,917/day based on TCE Revenue(1) of $59.2 million

•Realized net income of $3.2 million, or $0.25 per basic share
◦Adjusted net income(1) of $3.4 million, or $0.26 per basic share(1)

•Generated Adjusted EBITDA(1) of $18.7 million

•Executed agreements to acquire two high-specification 2020-built scrubber-fitted Ultramax bulkcarriers for $60.2 million, or $30.1 million each
◦Vessels are to be renamed Halifax Eagle and Vancouver Eagle and are expected to be delivered during the second quarter

•Declared a quarterly dividend of $0.10 per share for the first quarter of 2023
◦Dividend is payable on May 25, 2023 to shareholders of record at the close of business on May 17, 2023

Recent Developments:

•Executed agreements to sell three 2011-built non-core, non-scrubber-fitted Supramax bulkcarriers (Montauk Eagle, Newport Eagle and Sankaty Eagle) for $49.8 million, or $16.6 million each
◦Sale of the Newport Eagle closed on May 3, 2023, while the remaining two transactions are expected to close during the second quarter

•Coverage position for the second quarter of 2023 is as follows:
◦65% of owned available days fixed at an average TCE of $16,030

Eagle’s CEO Gary Vogel commented, “Against the industry backdrop of a seasonally weak market in the first quarter, we achieved a net TCE of $12,917 for the period, representing meaningful outperformance versus the benchmark BSI (Baltic Supramax Index). Based on recent developments and given our general view of market fundamentals for the balance of the year, we believe the first quarter will represent the bottom for freight rates in 2023.
On the vessel sale and purchase front, we continue to act opportunistically to create value for our stakeholders. Following our recent accretive acquisitions of four modern high-specification Ultramaxes, we have taken advantage of a recent increase in both S&P liquidity and ship values to sell three non-core, non-scrubber-fitted Supramax vessels, which were purchased opportunistically just two years ago. Based on our calculations, we generated a levered IRR of 70% on this S&P transaction, inclusive of cash generated.
Looking forward, we remain positive about the medium-term prospects for the drybulk industry, particularly given strong supply side fundamentals. With a fully modern fleet of 52, predominately scrubber-fitted vessels, and $235 million of liquidity, Eagle is in a unique leadership position to continue to take advantage of opportunities for the benefit of our shareholders.”
Fleet Operating Data

	Three Months Ended
	March 31, 2023	March 31, 2022
Ownership Days	4,811	4,770
Owned Available Days	4,581	4,437

Fleet Development

•Gibraltar Eagle, a 2015-built Ultramax (64k DWT), acquired in the fourth quarter of 2022 for total consideration of $24.3 million, was delivered to the Company in the first quarter of 2023

•Halifax Eagle, a 2020-built, scrubber-fitted Ultramax (64k DWT), acquired in the first quarter of 2023 for total consideration of $30.1 million, is expected to be delivered to the Company in the second quarter of 2023

•Vancouver Eagle, a 2020-built, scrubber-fitted Ultramax (64k DWT), acquired in the first quarter of 2023 for total consideration of $30.1 million, is expected to be delivered to the Company in the second quarter of 2023

•Jaeger, a 2004-built Supramax (52k DWT), sold in the first quarter of 2023 for total consideration of $9.0 million, was delivered to the buyer in the first quarter of 2023

•Montauk Eagle, Newport Eagle and Sankaty Eagle, each a 2011-built Supramax (58k DWT), sold in the second quarter of 2023 for total consideration of $49.8 million
◦Newport Eagle was delivered to the buyer in the second quarter of 2023 and the two remaining vessels are expected to be delivered to the buyer in the second quarter of 2023

•Pro forma owned fleet totals 52 vessels with an average age of 9.8 years

Results of Operations for the three months ended March 31, 2023 and 2022

For the three months ended March 31, 2023, the Company reported net income of $3.2 million, or basic and diluted net income per share of $0.25 and $0.24, respectively. In the comparable quarter of 2022, the Company reported net income of $53.1 million, or basic and diluted net income per share of $4.09 and $3.27, respectively.
For the three months ended March 31, 2023, the Company reported adjusted net income of $3.4 million, which excludes net unrealized losses on FFAs and bunker swaps of $0.2 million, or basic and diluted adjusted net income per share of $0.26. In the comparable quarter of 2022, the Company reported adjusted net income of $64.5 million, which excludes net unrealized losses on FFAs and bunker swaps of $11.5 million, or basic and diluted adjusted net income per share of $4.97 and $3.97, respectively.
Revenues, net
Revenues, net for the three months ended March 31, 2023 were $105.2 million compared to $184.4 million for the comparable quarter in 2022. Revenues, net decreased $79.2 million primarily due to lower rates on both time and voyage charters, driven by a decline in the drybulk market.
Voyage expenses
Voyage expenses for the three months ended March 31, 2023 were $33.5 million compared to $43.6 million for the comparable quarter in 2022. Voyage expenses decreased $10.2 million primarily due to a $6.0 million reduction in port expenses and a $3.0 million decrease in bunker consumption expenses, each primarily driven by a decrease in voyage charters.
Vessel operating expenses
Vessel operating expenses for the three months ended March 31, 2023 were $31.3 million compared to $27.9 million for the comparable quarter in 2022. Vessel operating expenses increased $3.3 million as a result of higher ownership days and primarily due to a $2.2 million increase in crewing costs driven by higher crew compensation costs and a $0.8 million increase in stores and spares related to the timing of purchases.
Adjusted vessel operating expenses(1), which excludes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of the Company’s vessels and discretionary hull and hold upgrades for the three months ended March 31, 2023 were $30.8 million compared to $27.8 million for the comparable quarter in 2022. Adjusted vessel operating expenses increased $3.0 million primarily due to a $2.2 million increase in crewing costs driven by higher crew compensation costs and a $0.8 million increase in stores and spares driven by the timing of purchases. Average daily adjusted vessel operating expenses(1) (“Adjusted DVOE”) for the three months ended March 31, 2023 were $6,400 compared to $5,821 for the comparable quarter in 2022.
Charter hire expenses
Charter hire expenses for the three months ended March 31, 2023 were $12.4 million compared to $22.7 million for the comparable quarter in 2022. Charter hire expenses decreased $10.3 million primarily due to a decrease in charter hire rates related to a decline in the drybulk market.
Chartered-in days, which is the aggregate number of days in a period during which the Company chartered-in vessels, for the three months ended March 31, 2023 and 2022 were 944 and 960 days, respectively.
Depreciation and amortization
Depreciation and amortization for the three months ended March 31, 2023 was $14.7 million compared to $14.6 million for the comparable quarter in 2022. Depreciation and amortization increased $0.1 million primarily due to a $0.7 million increase in deferred drydocking cost amortization due to higher drydocking expenditures and a $0.3 million increase in depreciation driven by the net impact of vessels acquired and sold during the respective periods. This was partially offset by a $1.0 million decrease in depreciation due to a change in our estimated vessel scrap value from $300 per lwt to $400 per lwt, effective January 1, 2023.

General and administrative expenses
General and administrative expenses for the three months ended March 31, 2023 were $11.0 million compared to $10.1 million for the comparable quarter in 2022. Excluding stock-based compensation expense of $1.9 million and $1.5 million for the three months ended March 31, 2023 and 2022, respectively, general and administrative expenses for the three months ended March 31, 2023 were $9.1 million compared to $8.6 million for the comparable quarter in 2022. General and administrative expenses increased $0.9 million primarily due to a $0.4 million increase in stock-based compensation expense and a $0.2 million increase in professional fees.
Other operating expense
Other operating expense for the three months ended March 31, 2023 and 2022 was $0.1 million.
Gain on sale of vessel
For the three months ended March 31, 2023, the Company recorded a gain on the sale of the vessel Jaeger of $3.3 million.
Interest expense
Interest expense for the three months ended March 31, 2023 and 2022 was $3.9 million and $4.4 million, respectively. Interest expense decreased $0.6 million due to lower outstanding principal balances driven by principal repayments.
Interest income

Interest income for the three months ended March 31, 2023 and 2022 was $1.8 million and less than $0.1 million, respectively. Interest income increased primarily due to higher interest rates on the Company’s cash balances.

Realized and unrealized loss on derivative instruments, net
Realized and unrealized loss on derivative instruments, net for the three months ended March 31, 2023 was $0.4 million compared to $7.9 million for the comparable quarter in 2022. The realized and unrealized loss on derivative instruments, net decreased $7.5 million due to market movements as well as lower FFA and bunker swap activity.
A summary of outstanding FFAs as of March 31, 2023 is as follows:

FFA Period	Average FFA Contract Price	Number of Days Hedged
Quarter ending June 30, 2023 - Buy Positions	$14,297	(240)
Quarter ending June 30, 2023 - Sell Positions	$15,007	630
Quarter ending September 30, 2023 - Buy Positions	$14,297	(240)
Quarter ending September 30, 2023 - Sell Positions	$15,007	630
Quarter ending December 31, 2023 - Buy Positions	$13,915	(195)
Quarter ending December 31, 2023 - Sell Positions	$15,007	630

Liquidity and Capital Resources

	Three Months Ended
($ in thousands)	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$7,411	$42,254
Net cash used in investing activities	(18,583)	(3,937)
Net cash used in financing activities	(22,727)	(40,862)
Net decrease in cash, cash equivalents and restricted cash	(33,899)	(2,545)
Cash, cash equivalents and restricted cash at beginning of period	189,754	86,222
Cash, cash equivalents and restricted cash at end of period	$155,855	$83,677
Net cash provided by operating activities for the three months ended March 31, 2023 was $7.4 million, compared to $42.3 million for the three months ended March 31, 2022. The decrease is primarily due to a decrease in net income driven by lower freight rates, partially offset by changes in operating assets and liabilities driven by decreases in accounts receivable and inventories.
Net cash used in investing activities for the three months ended March 31, 2023 was $18.6 million, compared to $3.9 million for the three months ended March 31, 2022. During the three months ended March 31, 2023, the Company (i) paid $20.9 million to purchase one vessel and other vessel improvements, (ii) paid $6.0 million as advances on the purchase of two vessels and (iii) paid $0.2 million to purchase ballast water treatment systems (“BWTS”). These uses of cash were partially offset by $8.4 million in net proceeds from the sale of one vessel. During the three months ended March 31, 2022, the Company (i) paid $3.5 million to purchase BWTS, (ii) paid $0.3 million to purchase vessel improvements and (iii) paid $0.2 million to purchase other fixed assets.
Net cash used in financing activities for the three months ended March 31, 2023 was $22.7 million, compared to $40.9 million for the three months ended March 31, 2022. During the three months ended March 31, 2023, the Company (i) repaid $12.5 million of term loan under the Global Ultraco Debt Facility, (ii) paid $8.6 million in dividends and (iii) paid $1.7 million for taxes related to net share settlement of equity awards. During the three months ended March 31, 2022, the Company (i) paid $26.8 million in dividends, (ii) repaid $12.5 million of term loan under the Global Ultraco Debt Facility and (iii) paid $1.9 million for taxes related to net share settlement of equity awards. As it relates to amounts paid for taxes related to net share settlement of equity awards, the Company withholds a number of shares earned by employees with a value equal to amounts paid.
As of March 31, 2023, cash and cash equivalents including noncurrent restricted cash was $155.9 million compared to $189.8 million as of December 31, 2022.

A summary of the Company’s debt as of March 31, 2023 and December 31, 2022 is as follows:

	March 31, 2023			December 31, 2022
($ in thousands)	Principal Amount Outstanding	Debt Discounts and Debt Issuance Costs	Carrying Value	Principal Amount Outstanding	Debt Discounts and Debt Issuance Costs	Carrying Value
Convertible Bond Debt	$104,119	$(524)	$103,595	$104,119	$(620)	$103,499
Global Ultraco Debt Facility	225,300	(6,346)	218,954	237,750	(6,767)	230,983
Revolver loan under Global Ultraco Debt Facility (1)	—	—	—	—	—	—
Total debt	329,419	(6,870)	322,549	341,869	(7,387)	334,482
Less: Current portion - Global Ultraco Debt Facility	(49,800)	—	(49,800)	(49,800)	—	(49,800)
Total long-term debt	$279,619	$(6,870)	$272,749	$292,069	$(7,387)	$284,682

(1)	As of March 31, 2023 and December 31, 2022, the undrawn revolving facility under the Global Ultraco Debt Facility was $100.0 million.
The Company continuously evaluates potential transactions that it expects to be accretive to earnings, enhance shareholder value or are in the best interests of the Company, including without limitation, business combinations, the acquisition of vessels or related businesses, repayment or refinancing of existing debt, the issuance of new securities, share and debt repurchases or other transactions.
Capital Expenditures and Drydocking
Capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance their revenue earning capabilities, efficiency and/or safety and to comply with relevant regulations.
On January 30, 2023, the Company entered into a memorandum of agreement to acquire a high-specification 2020-built scrubber-fitted Ultramax bulkcarrier for total consideration of $30.1 million. The Company paid a deposit of $3.0 million on this vessel as of March 31, 2023. The vessel is expected to be delivered to the Company during the second quarter of 2023. The remaining consideration is due upon delivery of the vessel and the Company intends to fund this acquisition with cash on hand and/or amounts available under the Global Ultraco Debt Facility.
On February 28, 2023, the Company entered into a memorandum of agreement to acquire a high-specification 2020-built scrubber-fitted Ultramax bulkcarrier for total consideration of $30.1 million. The Company paid a deposit of $3.0 million on this vessel as of March 31, 2023. The vessel is expected to be delivered to the Company during the second quarter of 2023. The remaining consideration is due upon delivery of the vessel and the Company intends to fund this acquisition with cash on hand and/or amounts available under the Global Ultraco Debt Facility.
In addition to acquisitions that may be pursued in future periods, the Company’s other major capital expenditures include funding the Company’s program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydockings, the costs are relatively predictable. In accordance with statutory requirements, management anticipates that vessels are to be drydocked every five years for vessels less than 15 years and every two and a half years for vessels older than 15 years. Funding of drydocking costs is anticipated to be satisfied with cash from operations. Generally, drydocking requires us to reposition vessels from a discharge port to shipyard facilities, which will reduce our owned available days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. During the three months ended March 31, 2023, two of our vessels completed drydock and we incurred drydocking expenditures of $3.7 million. During the three months ended March 31, 2022, four of our vessels completed drydock and we incurred drydocking expenditures of $10.8 million.
The following table provides certain information about the estimated costs for anticipated vessel drydockings, BWTS and vessel upgrades in the next four quarters, along with the anticipated off-hire days:

	Projected Costs (1) ($ in millions)
Quarters Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
June 30, 2023	293	$1.8	$6.5	$0.8
September 30, 2023	170	$1.2	$1.8	$—
December 31, 2023	249	$0.8	$4.6	$0.4
March 31, 2024	123	$—	$4.6	$0.4

(1)	We intend to fund these costs with cash on hand.
(2)	Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors. Projected off-hire days include an additional allowance for unforeseen events.
(3)	Vessel upgrades represents capital expenditures relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis. We intend to fund these upgrades with cash on hand.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial statements and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues, net	$105,198	$184,398

Voyage expenses	33,475	43,627
Vessel operating expenses	31,257	27,915
Charter hire expenses	12,420	22,711
Depreciation and amortization	14,732	14,580
General and administrative expenses	10,950	10,054
Other operating expense	90	133
Gain on sale of vessel	(3,318)	—
Total operating expenses, net	99,606	119,020
Operating income	5,592	65,378
Interest expense	3,857	4,447
Interest income	(1,836)	(45)
Realized and unrealized loss on derivative instruments, net	369	7,903
Total other expense, net	2,390	12,305
Net income	$3,202	$53,073

Weighted average shares outstanding:
Basic	13,053,117	12,974,125
Diluted	13,148,244	16,254,898

Per share amounts:
Basic net income	$0.25	$4.09
Diluted net income	$0.24	$3.27

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data and par values)

	March 31, 2023	December 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$153,237	$187,155
Accounts receivable, net of a reserve of $3,244 and $3,169, respectively	29,719	32,311
Prepaid expenses	6,507	4,531
Inventories	22,913	28,081
Collateral on derivatives	3,482	909
Fair value of derivative assets – current	7,734	8,479
Other current assets	671	558
Total current assets	224,263	262,024
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $268,743 and $261,725, respectively	900,659	891,877
Advances for vessel purchases	6,020	3,638
Advances for BWTS and other assets	2,507	2,722
Deferred drydock costs, net	43,268	42,849
Other fixed assets, net of accumulated depreciation of $1,665 and $1,623, respectively	295	310
Operating lease right-of-use assets	24,129	23,006
Restricted cash – noncurrent	2,618	2,599
Fair value of derivative assets – noncurrent	6,022	8,184
Total noncurrent assets	985,518	975,185
Total assets	$1,209,781	$1,237,209
LIABILITIES & STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$19,290	$20,129
Accrued interest	1,726	3,061
Other accrued liabilities	19,566	24,097
Fair value of derivative liabilities – current	345	163
Current portion of operating lease liabilities	21,778	22,045
Unearned charter hire revenue	8,492	9,670
Current portion of long-term debt	49,800	49,800
Total current liabilities	120,997	128,965
Noncurrent liabilities:
Long-term debt – Global Ultraco Debt Facility, net of debt discount and debt issuance costs	169,154	181,183
Convertible Bond Debt, net of debt discount and debt issuance costs	103,595	103,499
Noncurrent portion of operating lease liabilities	3,583	3,173
Other noncurrent accrued liabilities	743	1,208
Total noncurrent liabilities	277,075	289,063
Total liabilities	398,072	418,028

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 13,065,060 and 13,003,702 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	131	130
Additional paid-in capital	966,261	966,058
Accumulated deficit	(168,373)	(163,556)
Accumulated other comprehensive income	13,690	16,549
Total stockholders' equity	811,709	819,181
Total liabilities and stockholders' equity	$1,209,781	$1,237,209

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net income	$3,202	$53,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,191	11,697
Amortization of operating lease right-of-use assets	6,326	5,706
Amortization of deferred drydocking costs	3,541	2,883
Amortization of debt discount and debt issuance costs	518	562
Gain on sale of vessel	(3,318)	—
Unrealized loss on derivative instruments, net	236	11,450
Stock-based compensation expense	1,855	1,487
Drydocking expenditures	(3,661)	(10,774)
Changes in operating assets and liabilities:
Accounts payable	(833)	3,010
Accounts receivable	2,416	(12,462)
Accrued interest	(1,335)	(1,445)
Inventories	5,168	(10,120)
Operating lease liabilities current and noncurrent	(7,306)	(5,706)
Collateral on derivatives	(2,573)	(6,226)
Fair value of derivatives, other current and noncurrent assets	(133)	(252)
Other accrued liabilities	(4,728)	628
Prepaid expenses	(1,976)	(1,916)
Unearned charter hire revenue	(1,179)	659
Net cash provided by operating activities	7,411	42,254

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(20,881)	(283)
Advances for vessel purchases	(6,020)	—
Purchase of ballast water treatment systems	(210)	(3,494)
Proceeds from hull and machinery insurance claims	174	—
Net proceeds from sale of vessel	8,380	—
Purchase of other fixed assets	(26)	(160)
Net cash used in investing activities	(18,583)	(3,937)

Cash flows from financing activities:
Repayment of long-term debt – Global Ultraco Debt Facility	(12,450)	(12,450)
Dividends paid	(8,626)	(26,818)
Cash paid for taxes related to net share settlement of equity awards	(1,651)	(1,862)
Cash received from exercise of stock options	—	85
Proceeds from equity offerings, net of issuance costs	—	201
Financing costs paid to lenders	—	(18)
Net cash used in financing activities	(22,727)	(40,862)
Net decrease in cash, cash equivalents and restricted cash	(33,899)	(2,545)

Cash, cash equivalents and restricted cash at beginning of period	189,754	86,222
Cash, cash equivalents and restricted cash at end of period	$155,855	$83,677

Cash paid for interest	$6,936	$4,791

Supplemental Information - Non-GAAP Financial Measures
This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”) measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations, that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide and provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not solely rely on any single non-GAAP financial measure.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures
Adjusted net income and Basic and Diluted adjusted net income per share
Adjusted net income and Basic and Diluted adjusted net income per share represent Net income and Basic and Diluted net income per share, respectively, as adjusted to exclude unrealized gains and losses on FFAs and bunker swaps, gains and losses on debt extinguishment, and impairment of operating lease right-of-use assets. The Company utilizes derivative instruments such as FFAs and bunker swaps to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). As the Company does not apply hedge accounting to these derivative instruments, unrealized mark-to-market gains and losses on forward hedge positions impact current quarter results, causing timing mismatches in the Condensed Consolidated Statements of Operations. Additionally, we believe that gains and losses on debt extinguishment and impairment of operating lease right-of-use assets are not representative of our normal business operations. We believe that Adjusted net income and Adjusted net income per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net income and Adjusted net income per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income or Adjusted net income per share in the same manner.
The following table presents the reconciliation of our Net income to Adjusted net income:
Reconciliation of GAAP Net income to Adjusted net income
(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income	$3,202	$53,073
Adjustments to reconcile net income to adjusted net income:
Unrealized loss on FFAs and bunker swaps	236	11,450
Adjusted net income	$3,438	$64,523

Weighted average shares outstanding:
Basic	13,053,117	12,974,125
Diluted (1)	13,148,244	16,254,898

Per share amounts:
Basic adjusted net income	$0.26	$4.97
Diluted adjusted net income	$0.26	$3.97

(1)
Diluted weighted average shares outstanding for the three months ended March 31, 2023 and 2022 includes dilutive potential common shares related to the Convertible Bond Debt based on the if-converted method and potential common shares related to stock awards and options based on the treasury stock method, unless to do so would have been anti-dilutive to Diluted adjusted net income per share.

EBITDA and Adjusted EBITDA
We define EBITDA as Net income under GAAP adjusted for interest, income taxes and depreciation and amortization.
Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other peer companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude certain non-cash, one-time and other items that the Company believes are not indicative of the ongoing performance of its core operations such as vessel impairment, gain/(loss) on sale of vessels, impairment of operating lease right-of-use assets, unrealized (gain)/loss on FFAs and bunker swaps, (gain)/loss on debt extinguishment and stock-based compensation expense.
The following table presents a reconciliation of our Net income to EBITDA and Adjusted EBITDA:
Reconciliation of GAAP Net income to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income	$3,202	$53,073
Adjustments to reconcile net income to EBITDA:
Interest expense	3,857	4,447
Interest income	(1,836)	(45)
Income taxes	—	—
EBIT	5,223	57,475
Depreciation and amortization	14,732	14,580
EBITDA	19,955	72,055
Non-cash, one-time and other adjustments to EBITDA(1)	(1,227)	12,937
Adjusted EBITDA	$18,728	$84,992

(1)
One-time and other adjustments to EBITDA for the three months ended March 31, 2023 and 2022 includes gain on sale of vessel, net unrealized losses on FFAs and bunker swaps, and stock-based compensation expense.

TCE revenue and TCE
Time charter equivalent revenue (“TCE revenue”) and time charter equivalent (“TCE”) are non-GAAP financial measures that are commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE revenue as revenues, net less voyage expenses and charter hire expenses, adjusted for realized gains and losses on FFAs and bunker swaps and defines TCE as TCE revenue divided by the number of owned available days. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues. TCE provides additional meaningful information in conjunction with Revenues, net, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their performance. Our TCE revenue and TCE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our TCE revenue and TCE may not be comparable to similarly titled measures of another company because all companies may not calculate TCE revenue and TCE in the same manner.
The following table presents the reconciliation of our Revenues, net to TCE:
Reconciliation of Revenues, net to TCE
(in thousands, except for Owned available days and TCE data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Revenues, net	$105,198	$184,398
Less:
Voyage expenses	(33,475)	(43,627)
Charter hire expenses	(12,420)	(22,711)
Realized (loss)/gain on FFAs and bunker swaps	(133)	3,547
TCE revenue	$59,170	$121,607

Owned available days	4,581	4,437
TCE	$12,917	$27,407

Adjusted vessel operating expenses and Adjusted DVOE
Adjusted vessel operating expenses and Adjusted DVOE are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements to assess our operating performance as compared to that of other peer companies in our industry. The Company defines Adjusted vessel operating expenses as vessel operating expenses presented in accordance with U.S. GAAP, adjusted to exclude one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary hull and hold upgrades and defines Adjusted DVOE as Adjusted vessel operating expenses divided by the number of ownership days. Ownership days is the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Adjusted vessel operating expenses and Adjusted DVOE provide additional meaningful information in conjunction with Vessel operating expenses, the most directly comparable GAAP measure. Our Adjusted vessel operating expenses and Adjusted DVOE should not be considered alternatives to net income/(loss), operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted vessel operating expenses and Adjusted DVOE may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted vessel operating expenses and Adjusted DVOE in the same manner.
The following table presents the reconciliation of our Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE:
Reconciliation of GAAP Vessel operating expenses to Adjusted vessel operating expenses and Adjusted DVOE
(in thousands, except for Ownership days and Adjusted DVOE data)

	Three Months Ended
	March 31, 2023	March 31, 2022
Vessel operating expenses	$31,257	$27,915
Less:
Adjustments to vessel operating expenses(1):	(467)	(148)
Adjusted vessel operating expenses	$30,790	$27,767

Ownership days	4,811	4,770
Adjusted DVOE	$6,400	$5,821

(1)
Adjustments to vessel operating expenses includes one-time, non-recurring expenses related to vessel acquisitions, charges relating to a change in the crewing manager on some of our vessels and discretionary hull and hold upgrades.

Glossary of Terms
Chartered-in days: We define chartered-in days as the aggregate number of days in a period during which we charter-in vessels under operating leases. The Company charters-in vessels on a long-term and short-term basis.
Owned available days: We define owned available days as the number of ownership days less the aggregate number of days that our owned vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under a charter party in a period. The shipping industry uses owned available days to measure the number of days in a period during which owned vessels should be capable of generating revenues.
Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
Definitions of Capitalized Terms
Convertible Bond Debt: Convertible Bond Debt refers to 5.0% Convertible Senior Notes due 2024 issued by the Company on July 29, 2019 that will mature on August 1, 2024.
Global Ultraco Debt Facility: Global Ultraco Debt Facility refers to the senior secured credit facility entered into by Eagle Bulk Ultraco LLC (“Eagle Ultraco”), a wholly-owned subsidiary of the Company, along with certain of its vessel-owning subsidiaries as guarantors, with the lenders party thereto (the “Lenders”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”), Skandinaviska Enskilda Banken AB (PUBL), Danish Ship Finance A/S, Nordea Bank ABP, Filial I Norge, DNB Markets Inc., Deutsche Bank AG, and ING Bank N.V., London Branch. The Global Ultraco Debt Facility provides for an aggregate principal amount of $400.0 million, which consists of (i) a term loan facility in an aggregate principal amount of $300.0 million and (ii) a revolving credit facility in an aggregate principal amount of $100.0 million. The Global Ultraco Debt Facility is secured by 49 of the Company's vessels. As of March 31, 2023, $100.0 million of the revolving credit facility remains undrawn.
Conference Call Information
As previously announced, members of Eagle’s senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, May 5, 2023, to discuss the first quarter results.
A live webcast of the call will be available on the Investor Relations page of the Company's website at ir.eagleships.com. To access the call by phone, please register at https://register.vevent.com/register/BIb921e64613044e4a955192365d96e71f and you will be provided with dial-in details. A replay of the webcast will be available on the Investor Relations page of the Company's website.
About Eagle Bulk Shipping Inc.
The Company is a U.S.-based, fully integrated shipowner-operator, providing global transportation solutions to a diverse group of customers including miners, producers, traders and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile midsize drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.
Website Information
We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.
Disclaimer: Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements in this release reflect management’s current expectations and observations with respect to future events and financial performance. Where we express an expectation or belief as to future events or results, including future plans with respect to financial performance, the payment of dividends and/or repurchase of shares, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include market freight rates, which fluctuate based on various economic and market conditions, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the purchase price of our vessels and our vessels’ estimated useful lives and scrap value, general and administrative expenses, and financing costs related to our indebtedness. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct, does not undertake any duty to update them and disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) volatility of freight rates driven by changes in demand for seaborne transportation of drybulk commodities and in supply of drybulk shipping capacity; (ii) changes in drybulk carrier capacity driven by levels of newbuilding orders, scrapping rates or fleet utilization; (iii) changes in rules and regulations applicable to the drybulk industry, including, without limitation, regulations of the International Maritime Organization and the European Union (the “EU”), requirements of the Environmental Protection Agency and other governmental and quasi-governmental agencies; (iv) changes in U.S., United Kingdom, United Nations and EU economic sanctions and trade embargo laws and regulations as well as equivalent economic sanctions laws of other relevant jurisdictions; (v) actions taken by regulatory authorities including, without limitation, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (vi) changes in the typical seasonal variations in drybulk freight rates; (vii) changes in national and international economic and political conditions including, without limitation, the current conflict between Russia and Ukraine, the current economic and political environment in China and the environment in historically high-risk geographic areas such as the South China Sea, the Indian Ocean, the Gulf of Guinea and the Gulf of Aden; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (ix) the duration and impact of the novel coronavirus (“COVID-19”) pandemic and measures implemented by governments of various countries in response to the COVID-19 pandemic; (x) volatility of the cost of fuel; (xi) volatility of costs of labor and materials needed to operate our business due to inflation; (xii) any legal proceedings which we may be involved from time to time; and (xiii) other factors listed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. The Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Risks and uncertainties are further described in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed within the SEC on March 10, 2023.

CONTACT

Company Contact:
Constantine Tsoutsoplides
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

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Source: Eagle Bulk Shipping Inc.